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Exhibit 23

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12917 and 333-89613) pertaining to the Employee Stock Purchase Plan and the Stock Incentive Plan of Sento Corporation of our report dated April 20, 2004, except for Note 11 as to which the date is May 11, 2004, with respect to the consolidated financial statements of Sento Corporation included in the Annual Report (Form 10-KSB) for the year ended March 31, 2004.

/s/ Ernst & Young LLP
Salt Lake City, Utah May 17, 2004

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Consent of Independent Auditors